Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces First Quarter 2015 Financial and Operating Results

•	Record Q1 2015 Production of 166,930 BOE/d Exceeds High End of Guidance

•	Redtail Niobrara Field Production of 13,000 BOE/d in Q1 2015, Up 28% Over Q4 2014

•	Dunn, Polar and Koala Fields Yielding Strong Results

•	Pronghorn Slickwater Fracs Deliver 51% Increase in Productivity

•	Borrowing Base Reaffirmed at $4.5 Billion, Zero Drawn at March 31, 2015

•	$108 Million of Non-Core Property Sales

DENVER – April 29, 2015 – Whiting’s (NYSE: WLL) production in the first quarter 2015 totaled 15.0 million barrels of oil equivalent (MMBOE), 88% crude oil/natural gas liquids (NGLs).  First quarter 2015 production averaged 166,930 barrels of oil equivalent per day (BOE/d).  This represents a 3% pro forma increase over the full fourth quarter 2014.

James J. Volker, Whiting’s Chairman, President and CEO, commented, “While we are reducing rig count and well cost, production was strong in Q1 2015.  We had solid results in the Bakken/Three Forks and Niobrara.  Our operations in the first quarter generated record production of 166,930 BOE/d.  As a result of stronger production growth in the first quarter, our production guidance is 59.1 MMBOE for 6% year-over-year production growth despite the $108 million asset sale.  Our budget remains at $2 billion.  Our capital expenditures decline sharply in the second half of 2015.  Our total rig count will average 11 rigs in the second half of 2015.  Nine of these rigs will operate in the Bakken/Three Forks and two rigs will drill in the Niobrara.  This compares to 25 rigs working for us in the second half of 2014.”

Mr. Volker continued, “The reaffirmation of our credit facility with a $4.5 billion borrowing base demonstrates the confidence our banking group has in the value of our producing assets at current prices and our long-term growth prospects.  Our robust liquidity position provides us with excellent financial flexibility.  We are seeing lower completed well costs through service company price reductions, operational efficiencies and new technology applications.  Bakken/Three Forks wells are being drilled and completed for $6.5 million, down from $8.5 million in 2014.  Our completed well cost in the Niobrara is approximately $4.5 million, down from $6.0 million in 2014.  The full impact of these cost reductions will be realized in the second half of 2015.  Additionally, our unit costs in the first quarter 2015 have decreased significantly from the first quarter 2014 due in large part to cost control measures and technology driven productivity increases.  Our DD&A rate per BOE has dropped 28%, LOE per BOE has decreased 13% and G&A per BOE is down 18%.”

Operating and Financial Results

The following table summarizes the operating and financial results for the first quarter of 2015 and 2014:

	Three Months Ended March 31,
	2015	2014	Change
Production (MBOE/d)	166.93	100.07	67%
Discretionary cash flow-MM (1)	$249.3	$482.0	(48%)
Realized price ($/BOE)	$37.97	$80.00	(53%)
Total revenues-MM	$529.2	$740.2	(29%)
Net income (loss) available to common shareholders-MM (2)	$(106.1)	$109.1	(197%)
Per basic share	$(0.63)	$0.92	(168%)
Per diluted share	$(0.63)	$0.91	(169%)
Adjusted net income (loss) available to common shareholders-MM (3)	$(39.1)	$126.2	(131%)
Per basic share	$(0.23)	$1.06	(122%)
Per diluted share	$(0.23)	$1.05	(122%)

(1)	A reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.
(2)
For the three months ended March 31, 2015, net loss available to common shareholders included $41 million of pre-tax, non-cash derivative losses or $0.15 per basic and diluted share after tax. For the three months ended March 31, 2014, net income available to common shareholders included $24 million of pre-tax, non-cash derivative losses or $0.13 per basic and diluted share after tax.

(3)	A reconciliation of net income (loss) available to common shareholders to adjusted net income (loss) available to common shareholders is included later in this news release.

Non-Core Property Sales

On April 15, 2015, Whiting sold older, conventional, operated and non-operated properties to a private buyer for $108 million.  The properties were predominantly assets from Whiting USA Trust I, which reverted to Whiting Petroleum Corporation ownership in January 2015.  The effective date of the sale is May 1, 2015 and the sale closed on April 15, 2015.  The properties spanned approximately 4,000 wells, including several multi-well units, in 187 fields across 14 states.  Reserves totaled an estimated 8.2 MMBOE (86% oil) as of the effective date of the sale with estimated remaining 2015 production of 2,200 BOE/d.  The sale was consistent with Whiting’s continuing 2015 plans to sell mature properties with higher LOE per BOE than its core Bakken and Niobrara assets.  LOE for the properties averaged approximately $25.00 per BOE versus $6.50 per BOE in the Bakken and $9.00 per BOE in our core Niobrara area.

Operations Update

Core Development Areas

Williston Basin Development

We hold 1,270,092 gross (774,022 net) acres in the Williston Basin of North Dakota and Montana.  In the first quarter 2015, production from the Bakken/Three Forks averaged a record 133,500 BOE/d, an increase of 82% over the 73,325 BOE/d in the first quarter 2014 prior to the Kodiak acquisition in December of 2014 which added 41,190 BOE/d.  The Bakken/Three Forks represented 80% of Whiting’s total first quarter production.  As of December 31, 2014, Whiting had an estimated 7,541 future gross drilling locations in the Bakken/Three Forks formations, of which approximately 60% target the Bakken formation.

At our Dunn field in Dunn County, North Dakota, initial production rates from four Whiting-operated wells completed in mid-January averaged 3,181 BOE/d per well while 30-day rates averaged 1,255 BOE/d per well.  At the Polar field in Williams County, North Dakota, initial production rates from four Whiting-operated wells completed in late February averaged 2,630 BOE/d per well while 30-day rates averaged 1,130 BOE/d per well.  At the Koala field, which is located near our Hidden Bench field in McKenzie County, North Dakota, we completed four pad wells in mid-March that flowed an average rate of 2,584 BOE/d per well while 30-day rates averaged 1,395 BOE/d per well.

Slickwater fracs at Pronghorn result in significant productivity increases.  In July 2014, we began to implement slickwater completion technology at our Pronghorn field in Stark County, North Dakota.  We have completed a total of 15 slickwater wells.  On average, the slickwater wells had 90-day rates of 832 BOE/d, an increase of 51% over the 42 offsetting wells completed with crosslink fluid.

As recently reported in several publications, Whiting has the top two wells in the Williston Basin in terms of initial production rates.  The wells are located in our Tarpon field in McKenzie County, North Dakota.  The Flatland Federal 11-4TFH produced at an initial rate of 7,824 BOE/d during a 24-hour test of the Three Forks formation, making this the best well in the Basin.  The Flatland Federal 11-4TFH was completed October 11, 2014 with a cemented liner and a 104 stage coiled tubing frac.  The Flatland Federal 11-4HR produced at an initial rate of 7,120 BOE/d during a 24-hour test of the Middle Bakken formation.  The Flatland Federal 11-4HR was completed on October 10, 2014 with a cemented liner and coiled tubing frac.

Denver Julesburg Basin Development

Redtail Field: Our Economic Sweet Spot in the Niobrara. We hold a total of 184,348 gross (134,027 net) acres in our Redtail field, located in the Denver Julesburg Basin in Weld County, Colorado.  Whiting has established production in four zones, the Niobrara “A”, “B” and “C” zones and the Codell/Fort Hays formations.  Net production from the Redtail field averaged 13,000 BOE/d in the first quarter 2015, a 28% sequential increase over the fourth quarter 2014.  At year-end 2014, we had an estimated 6,685 future gross drilling locations in the Niobrara “A”, “B”, “C” zones and the Codell/Fort Hays formation.

Our first Codell/Fort Hays formation test continues to perform well.  The Razor 25B-2551 well, completed in the Codell/Fort Hays on September 9, 2014, averaged 355 BOE/d in its first 200 days on production or a total of 71,000 BOE.  The well was drilled on a 640-acre spacing unit and is trending above a 400 MBOE type curve, which indicates returns should be competitive with Niobrara “A” and “B” wells drilled on 960-acre spacing units with an estimated 450 MBOE EUR per well.  The Codell formation is prospective throughout our acreage base at Redtail.

We recently began selling our crude oil production from Redtail under a fixed-differential contract across a connection to the Pony Express Pipeline to Cushing, Oklahoma.  We are selling approximately 20,000 gross barrels of oil per day (15,825 barrels net) at a $4.75 per barrel discount to the NYMEX price.  This compares favorably to differentials of $12.00 per barrel prior to the new connection.

Other Notable Developments

Reaffirmation of $4.5 Billion Borrowing Base

In April, the lenders under Whiting’s revolving credit agreement completed their semi-annual redetermination of the borrowing base.  Under their current price deck, lenders reaffirmed a $4.5 billion borrowing base and Whiting has elected to request $3.5 billion of commitments.  There were no changes to the interest rates, fees or repayment terms of the credit line, which matures in December 2019.  In addition, Whiting and its lenders replaced the 4.0 to 1.0 total debt to EBITDAX covenant with a 2.5 to 1.0 senior secured debt to EBITDAX covenant.  The revised covenant applies each quarter through and including the quarter ending December 31, 2016, after which the prior covenant becomes applicable.  No funds were drawn on the credit facility as of March 31, 2015.  Also, Whiting terminated its $1 billion delayed draw facility, which was set to expire December 31, 2015.

Gas Capture and Crude Oil Conditioning

Whiting is capturing over 85% of its natural gas production in North Dakota.  State regulations require that a minimum of 77% of a company’s natural gas production be captured.  Whiting also has the equipment in place to condition all of its crude oil production so that it meets the specifications of recent regulations enacted by the North Dakota Industrial Commission.

Other Financial and Operating Results

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended March 31, 2015 and 2014.

	Three Months Ended
	March 31,
Production	2015	2014	Change
Oil (MMBbl)	12.18	7.24	68%
NGLs (MMBbl)	1.11	0.65	72%
Natural gas (Bcf)	10.37	6.70	55%
Total equivalent (MMBOE)	15.02	9.00	67%
Average sales price
Oil (per Bbl):
Price received	$39.25	$88.85	(56%)
Effect of crude oil hedging (1)	4.15	(0.10)
Realized price	$43.40	$88.75	(51%)
Weighted average NYMEX price (per Bbl) (2)	$48.58	$98.67	(51%)
NGLs (per Bbl):
Realized price	$13.10	$52.95	(75%)
Natural gas (per Mcf):
Realized price	$2.61	$6.50	(60%)
Weighted average NYMEX price (per Mcf) (2)	$2.98	$4.93	(40%)

(1)
Whiting received $51 million and paid $1 million in pre-tax cash settlements on its crude oil hedges during the first quarter of 2015 and 2014, respectively.  A summary of Whiting’s outstanding hedges is included later in this news release.

(2)	Average NYMEX prices weighted for monthly production volumes.

First Quarter 2015 Costs and Margins

A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Three Months Ended
	March 31,
	2015	2014
	(per BOE, except production)
Production (MMBOE)	15.02	9.00

Sales price, net of hedging	$37.97	$80.00
Lease operating expense	11.07	12.75
Production tax	2.95	6.67
Cash general & administrative	2.48	2.84
Exploration	3.63	2.68
Cash interest expense	4.81	4.08
Cash income tax expense	0.01	0.11
	$13.02	$50.87

First Quarter 2015 Drilling and Expenditures Summary

The table below summarizes Whiting’s operated and non-operated drilling activity and capital expenditures for the three months ended March 31, 2015.

Gross/Net Wells Completed
			Total New	% Success	CAPEX
	Producing	Non-Producing	Drilling	Rate	(in MM)
Q1 15	245 / 108.3	1 / 0.9	246 / 109.2	100% / 99%	$ 835.2 (1)

(1)	Includes $11 million for land, $49 million for facilities and $43 million in drilling rig early termination fees.

Outlook for Second Quarter and Full-Year 2015

The following table provides guidance for the second quarter and full-year 2015 based on current forecasts, including Whiting’s full-year 2015 capital budget of $2.0 billion.
Guidance
	Second Quarter	Full-Year
	2015	2015
Production (MMBOE)	14.8 - 15.2	58.8 - 59.4
Lease operating expense per BOE	$ 10.70 - $ 11.30	$ 10.70 - $ 11.10
General and administrative expense per BOE	$ 2.90 - $ 3.10	$ 2.90 - $ 3.10
Interest expense per BOE	$ 5.50 - $ 5.90	$ 5.50 - $ 5.90
Depreciation, depletion and amortization per BOE	$ 19.50 - $ 20.50	$ 19.50 - $ 20.50
Production taxes (% of sales revenue)	8.5% - 8.7%	8.5% - 8.7%
Oil price differentials to NYMEX per Bbl (1)	($ 8.50) - ($ 9.50)	($ 8.25) - ($ 9.25)
Gas price premium (differential) to NYMEX per Mcf	($ 0.20) - $ 0.20	($ 0.25) - $ 0.15

(1)	Does not include the effect of NGLs.

Commodity Derivative Contracts

Whiting is 38% hedged for July-December 2015 and 31% hedged for 2016 as summarized below.

The following summarizes Whiting’s crude oil hedges as of April 23, 2015:

			Weighted Average	As a Percentage of
Derivative	Hedge	Contracted Crude	NYMEX Price	March 2015
Instrument	Period	(Bbls per Month)	(per Bbl)	Oil Production
Three-way collars (1)	2015
	Q2	100,000	$ 70.00 - $ 85.00 - $107.90	2.3%
	Q3	1,100,000	$ 44.32 - $ 54.77 - $ 71.37	25.3%
	Q4	1,100,000	$ 44.32 - $ 54.77 - $ 71.37	25.3%
	2016
	Q1	1,000,000	$ 44.25 - $ 53.25 - $ 74.57	23.0%
	Q2	1,000,000	$ 44.25 - $ 53.25 - $ 74.57	23.0%
	Q3	1,000,000	$ 44.25 - $ 53.25 - $ 74.57	23.0%
	Q4	1,000,000	$ 44.25 - $ 53.25 - $ 74.57	23.0%
Collars	2015
	Q2	9,100	$ 85.00 - $102.75	0.2%
	Q3	209,200	$ 51.06 - $ 57.37	4.8%
	Q4	209,200	$ 51.06 - $ 57.37	4.8%
	2016
	Q1	250,000	$ 51.00 - $ 63.48	5.8%
	Q2	250,000	$ 51.00 - $ 63.48	5.8%
	Q3	250,000	$ 51.00 - $ 63.48	5.8%
	Q4	250,000	$ 51.00 - $ 63.48	5.8%
	2017
	Q1	250,000	$ 53.00 - $ 70.44	5.8%
	Q2	250,000	$ 53.00 - $ 70.44	5.8%
	Q3	250,000	$ 53.00 - $ 70.44	5.8%
	Q4	250,000	$ 53.00 - $ 70.44	5.8%
Swaps	2015
	Q2	339,430	$93.33	7.8%
	Q3	559,160	$64.22	12.9%
	Q4	551,230	$63.89	12.7%
	2016
	Q1	300,000	$56.11	6.9%
	Q2	300,000	$56.11	6.9%
	Q3	300,000	$56.11	6.9%
	Q4	300,000	$56.11	6.9%

(1)
A three-way collar is a combination of options: a sold call, a purchased put and a sold put.  The sold call establishes a maximum price (ceiling) we will receive for the volumes under contract. The purchased put establishes a minimum price (floor), unless the market price falls below the sold put (sub-floor), at which point the minimum price would be NYMEX plus the difference between the purchased put and the sold put strike price.

Whiting also has the following fixed-differential crude oil sales contracts in place as of April 1, 2015:

		Differential
	Contracted Volume	from NYMEX
Period	(Bbls per Day)	(per Bbl)
04/2015 to 12/2015	25,000	$4.75
01/2016 to 12/2016	28,750	$4.75
01/2017 to 12/2017	33,750	$4.75
01/2018 to 12/2018	38,750	$4.75
01/2019 to 12/2019	43,750	$4.75
01/2020 to 03/2020	45,000	$4.75

		Differential
	Contracted Volume	from NYMEX (1)
Period	(Bbls per Day)	(per Bbl)
04/2015 to 12/2015	20,000	$5.00 - $6.00
01/2016 to 12/2016	20,000	$5.00 - $6.00
01/2017 to 12/2017	20,000	$5.00 - $6.00
01/2018 to 12/2018	20,000	$5.00 - $6.00
01/2019 to 12/2019	20,000	$5.00 - $6.00
01/2020 to 03/2020	20,000	$5.00 - $6.00

(1)
The future production volumes in the table above will be sold at a price equal to NYMEX less certain fixed differentials depending on the delivery methods specified in the contract.  Based on prevailing storage and transportation costs, we estimate a fixed differential of $5.00 to $6.00 per barrel below NYMEX.

Selected Operating and Financial Statistics

	Three Months Ended March 31,
	2015	2014
Selected operating statistics:
Production
Oil, MBbl	12,181	7,241
NGLs, MBbl	1,114	648
Natural gas, MMcf	10,373	6,702
Oil equivalents, MBOE	15,024	9,006
Average prices
Oil per Bbl (excludes hedging)	$39.25	$88.85
NGLs per Bbl	$13.10	$52.95
Natural gas per Mcf	$2.61	$6.50
Per BOE data
Sales price (including hedging)	$37.97	$80.00
Lease operating	$11.07	$12.75
Production taxes	$2.95	$6.67
Depreciation, depletion and amortization	$18.87	$26.12
General and administrative	$2.93	$3.59
Selected financial data: (In thousands, except per share data)
Total revenues and other income	$529,232	$740,249
Total costs and expenses	$689,161	$554,837
Net income (loss) available to common shareholders	$(106,111)	$109,069
Earnings (loss) per common share, basic	$(0.63)	$0.92
Earnings (loss) per common share, diluted	$(0.63)	$0.91
Weighted average shares outstanding, basic	168,990	118,923
Weighted average shares outstanding, diluted	168,990	119,931
Net cash provided by operating activities	$202,139	$323,897
Net cash used in investing activities	$(1,021,610)	$(579,554)
Net cash provided by (used in) financing activities	$847,286	$(37,366)

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$105,915	$78,100
Accounts receivable trade, net	505,127	543,172
Derivative assets	110,318	135,577
Prepaid expenses and other	41,591	86,150
Total current assets	762,951	842,999
Property and equipment:
Oil and gas properties, successful efforts method	15,680,827	14,949,702
Other property and equipment	294,286	276,582
Total property and equipment	15,975,113	15,226,284
Less accumulated depreciation, depletion and amortization	(3,338,881)	(3,083,572)
Total property and equipment, net	12,636,232	12,142,712
Goodwill	875,676	875,676
Debt issuance costs	85,729	53,274
Other long-term assets	91,425	104,843
TOTAL ASSETS	$14,452,013	$14,019,504

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share and per share data)

	March 31,	December 31,
	2015	2014
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable trade	$104,084	$62,664
Accrued capital expenditures	198,717	429,970
Revenues and royalties payable	207,036	254,018
Current portion of Production Participation Plan liability	72,110	113,391
Accrued liabilities and other	171,728	169,193
Taxes payable	54,400	63,822
Accrued interest	42,808	67,913
Deferred income taxes	30,378	47,545
Total current liabilities	881,261	1,208,516
Long-term debt	5,236,187	5,628,782
Deferred income taxes	1,281,841	1,230,630
Asset retirement obligations	182,674	167,741
Deferred gain on sale	58,811	60,305
Other long-term liabilities	21,549	20,486
Total liabilities	7,662,323	8,316,460
Commitments and contingencies
Equity:
Common stock, $0.001 par value, 300,000,000 shares authorized; 204,487,220 issued and 202,125,192 outstanding as of March 31, 2015 and 168,346,020 issued and 166,889,152 outstanding as of December 31, 2014	204	168
Additional paid-in capital	4,577,832	3,385,094
Retained earnings	2,203,601	2,309,712
Total Whiting shareholders' equity	6,781,637	5,694,974
Noncontrolling interest	8,053	8,070
Total equity	6,789,690	5,703,044
TOTAL LIABILITIES AND EQUITY	$14,452,013	$14,019,504

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014
REVENUES AND OTHER INCOME:
Oil, NGL and natural gas sales	$519,848	$721,250
Amortization of deferred gain on sale	5,836	7,744
Gain on sale of properties	3,198	10,559
Interest income and other	350	696
Total revenues and other income	529,232	740,249
COSTS AND EXPENSES:
Lease operating	166,365	114,786
Production taxes	44,378	60,030
Depreciation, depletion and amortization	283,519	235,265
Exploration and impairment	80,924	42,107
General and administrative	43,980	32,334
Interest expense	74,257	42,144
Loss on early extinguishment of debt	5,589	-
Change in Production Participation Plan liability	-	3,636
Commodity derivative (gain) loss, net	(9,851)	24,535
Total costs and expenses	689,161	554,837
INCOME (LOSS) BEFORE INCOME TAXES	(159,929)	185,412
INCOME TAX EXPENSE (BENEFIT):
Current	149	1,000
Deferred	(53,950)	75,361
Total income tax expense (benefit)	(53,801)	76,361
NET INCOME (LOSS)	(106,128)	109,051
Net loss attributable to noncontrolling interests	17	18
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(106,111)	$109,069
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.63)	$0.92
Diluted	$(0.63)	$0.91
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	168,990	118,923
Diluted	168,990	119,931

WHITING PETROLEUM CORPORATION
Reconciliation of Net Income (Loss) Available to Common Shareholders to
Adjusted Net Income (Loss) Available to Common Shareholders
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014
Net income (loss) available to common shareholders	$(106,111)	$109,069
Adjustments net of tax:
Amortization of deferred gain on sale	(3,674)	(4,883)
Gain on sale of properties	(2,013)	(6,658)
Impairment expense	16,629	11,341
Penalties for early termination of drilling rig contracts	26,918	-
Early extinguishment of debt	3,518	-
Change in Production Participation Plan liability	-	2,293
Total measure of derivative (gain) loss reported under U.S. GAAP	(6,201)	15,472
Total net cash settlements received (paid) on commodity derivatives during the period	31,834	(468)
Adjusted net income (loss) (1)	$(39,100)	$126,166
Adjusted net income (loss) available to common shareholders per share, basic	$(0.23)	$1.06
Adjusted net income (loss) available to common shareholders per share, diluted	$(0.23)	$1.05

(1)
Adjusted Net Income (Loss) Available to Common Shareholders is a non-GAAP financial measure.  Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Income (Loss) Available to Common Shareholders is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Income (Loss) Available for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(in thousands)

	Three Months Ended
	March 31,
	2015	2014
Net cash provided by operating activities	$202,139	$323,897
Exploration	54,507	24,122
Exploratory dry hole costs	(541)	(3,552)
Changes in working capital	(6,852)	137,494
Discretionary cash flow (1)	$249,253	$481,961

(1)
Discretionary cash flow is a non-GAAP measure.  Discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, April 30, 2015 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s first quarter 2015 financial and operating results. Participants are encouraged to pre-register for the conference call by clicking on the following link: http://dpregister.com/10063974. Callers who pre-register will be given a unique telephone number and PIN to gain immediate access on the day of the call.

Those without internet access or unable to pre-register may join the live call by dialing: (866) 777-2509 (U.S.); (866) 450-4696 (Canada) or (412) 317-5413 (International) to be connected to the call.  Presentation slides will be available at http://www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled "Presentations & Events."

A telephonic replay will be available beginning one to two hours after the call on Thursday, April 30, 2015 and continuing through Thursday, May 7, 2015.  You may access this replay at (877) 344-7529 (U.S.); 855-669-9658 (Canada) or (412) 317-0088 (International) and entering the pass code 10063974.  You may also access a web archive at http://www.whiting.com beginning one to two hours after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain and Permian Basin regions of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota, the Niobrara play in northeast Colorado and its Enhanced Oil Recovery field in Texas.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit http://www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in oil, NGL or natural gas prices; our level of success in exploration, development and production activities; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; impacts to financial statements as a result of impairment write-downs; our ability to successfully complete asset dispositions and the risks related thereto; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; our ability to obtain sufficient quantities of CO2 necessary to carry out our EOR projects; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; risks relating to any unforeseen liabilities of ours; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state initiatives relating to the regulation of hydraulic fracturing; the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal Government that could have a negative effect on the oil and gas industry; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; availability of, and risks associated with, transport of oil and gas; our ability to drill producing wells on undeveloped acreage prior to its lease expiration; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry; cyber security attacks or failures of our telecommunication systems; our ability to successfully integrate Kodiak after the Kodiak Acquisition and achieve anticipated benefits from the transaction; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2014.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.